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                                                                 EXHIBIT 10.24



                               OXYGEN SUPPLY AGREEMENT

                                       BETWEEN

                               LONE STAR STEEL COMPANY

                                         AND

                                    PRAXAIR, INC.


                          PLANT AT: LONE STAR STEEL COMPANY
                                    LONE STAR, TEXAS

                                  DECEMBER 18, 1995

CONFIDENTIALITY NOTICE
Please note that this Agreement contains Praxair's trade secrets and confidential information, the disclosure of which may cause Praxair irreparable harm. Lone Star Steel Company shall hold this Agreement in confidence in accord with the terms and conditions of ARTICLE 14 of the Agreement.

-C-1995 PRAXAIR TECHNOLOGY, INC. - ALL RIGHTS RESERVED

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ARTICLE     SUBJECT                                  Page
-------     -------
ARTICLE 1 - DEFINITIONS                               1

ARTICLE 2 - QUANTITY                                  5

ARTICLE 3 - SPECIFICATIONS                            7

ARTICLE 4 - MEASUREMENT AND DELIVERY                  8

ARTICLE 5 - INSTALLATION AND FIRST DELIVERY           9

ARTICLE 6 - DURATION OF AGREEMENT                     10

ARTICLE 7 - PRICES                                    11

ARTICLE 8 - ADJUSTMENT OF PLT PRODUCED OXYGEN         14

ARTICLE 9 - ADJUSTMENT OF LIQUID OXYGEN PRICE         14

ARTICLE 10 - TAXES                                    15

ARTICLE 11 - SHUTDOWN                                 16

ARTICLE 12 - CONTINGENCIES                            16

ARTICLE 13 - LIABILITY                                17

ARTICLE 14 - CONFIDENTIALITY                          21

ARTICLE 15 - OXYGEN PLANT SITE(S)                     22

ARTICLE 16 - ENVIRONMENTAL CONDITIONS                 25

ARTICLE 17 - UTILITIES                                26

ARTICLE 18 - ELECTRIC POWER GUARANTEE                 27

ARTICLE 19 - FAIR LABOR STANDARDS ACT                 28

ARTICLE 20 - APPLICABLE LAW                           28

ARTICLE 21 - DISPUTE RESOLUTION                       28

ARTICLE 22 - NOTICES                                  30

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ARTICLE 23 - ASSIGNMENT                               30

ARTICLE 24 - PROMOTIONAL USE                          31

ARTICLE 25 - HEADINGS                                 31

ARTICLE 26 - WAIVER                                   31

ARTICLE 27 - PRIOR AGREEMENTS                         31

ARTICLE 28 - ENTIRE AGREEMENT                         32

EXHIBIT  A    SITE LOCATION and OXYGEN DELIVERY

              POINT DRAWING                           33

EXHIBIT  B    ELECTRICAL SPECIFICATIONS               34

EXHIBIT  C    BILLING EXAMPLES                        35

EXHIBIT  D    PROCESS WATER SPECIFICATIONS            36

EXHIBIT  E    AVOIDED COST OF ELECT POWER             37

EXHIBIT  F    CANCELLATION FEE                        39

EXHIBIT  G    REPRICING CALCULATION                   40

EXHIBIT  H    AIR QUALITY LEVELS                      41

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    THIS AGREEMENT made and entered into as of December 18, 1995, by and between PRAXAIR, INC., a Delaware Corporation, with an office at 39 Old Ridgebury Road, Danbury, CT. 06810 (hereinafter referred to as "Seller") and LONE STAR STEEL COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Buyer"), with an office located at 5501 LBJ Freeway, Suite 1200, Dallas, Texas 75380.

                                 W I T N E S S E T H:

    WHEREAS, Buyer requires substantial quantities of Oxygen for use at its plant in Lone Star, Texas and has requested Seller to supply such quantities of Oxygen from a plant to be constructed, owned and operated by Seller; and

    WHEREAS, Seller is willing to make substantial investment, construct, own and operate a plant on a site(s) to be mutually selected and furnished by Buyer, from which Seller will supply Oxygen to Buyer;

    NOW THEREFORE, in consideration of the foregoing and the mutual promises herein, Buyer and Seller agree as follows:

ARTICLE I - DEFINITIONS

    1.1 "Buyer's Mill" means Buyer's plant at the location referred to above, and/or any additions thereto and/or any location to which any operations conducted by Buyer during the term of this Agreement may be subsequently moved.

    1.2 "Oxygen" means oxygen, in liquid or gaseous form, as delivered by Seller or required by Buyer, other than that supplied in cylinders for use at Buyer's Mill.

    1.3 "Oxygen Plant" means the facilities referred to above to be constructed, owned and operated by Seller which contain facilities for the production, compression, storage and vaporization of oxygen for the purposes of supplying Buyer hereunder. The Oxygen Plant includes the Liquid Oxygen Supply System as defined in ARTICLE 1.11.

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    1.4 "Oxygen Plant Site(s)" means the plot(s) of land at Buyer's Mill, mutually selected by Buyer and Seller for the Oxygen Plant and the Oxygen Plant's Liquid Oxygen Supply System. The Oxygen Plant Site(s) location(s) and boundaries are described in ARTICLE 15.1.

    1.5(a) "Oxygen Distributing System" means the system of trunk and service pipelines to be constructed, now or as required, owned and maintained by Buyer at Buyer's expense and used to transport Oxygen from the Oxygen Delivery Points to the various electric arc furnace use points at Buyer's Mill.

    1.5(b)    "High Purity Oxygen Distributing System" means the system of trunk and service pipelines to be constructed, now or as required, owned and maintained by Buyer at Buyer's expense and used to transport High Purity (99.5%) Liquid Oxygen from the Oxygen Delivery Points to the various high purity (99.5%) use points at Buyer's Mill.

    1.6 "Cubic Foot" used as a measure of Oxygen means that quantity of oxygen which in gaseous form would occupy a volume of one cubic foot at 70 degrees Fahrenheit temperature and 14.696 pounds per square inch absolute pressure. Such quantity is herein referred to as "Standard Cubic Foot" or "SCF".

    1.7 "SCFH" shall mean a rate of flow which would be equivalent to one (1) SCF if continued for a one (1) hour period.

    1.8(a)"Plant Produced Oxygen" means all oxygen produced by the Oxygen Plant and introduced into the Oxygen Distributing System as gaseous oxygen (capacity ratings are set forth in ARTICLE 2.2).

    1.8(b)"Liquid Oxygen" means any oxygen delivered into the High Purity Oxygen Distributing System from the Liquid Oxygen Supply System. The minimum Liquid Oxygen purity shall be ninety nine point five percent (99.5%) pure.

    1.9 "First Delivery" means the date of first delivery of Plant Produced Oxygen from the Oxygen Plant to the Oxygen Delivery Point under this Agreement.

    1.10 "Buyer's Oxygen Requirements" means Buyer's total present and future requirements, in gaseous and liquid form, of Oxygen other than that supplied in cylinders for use at Buyer's Mill.

PRAXAIR BUSINESS CONFIDENTIAL                                                2

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    1.11 "Liquid Oxygen Supply System" means the Seller supplied liquid oxygen storage vessels and vaporizers. The capacity of such vessels will be 26,000 gallons. The vaporization equipment will be capable of vaporizing 88,000 SCFH.

    1.12 "Oxygen Delivery Point(s)" means the flange(s) where Seller's Oxygen Plant will be connected to Buyer's Oxygen Distributing System and to Buyer's High Purity Oxygen Distributing System, as indicated on EXHIBIT A, in accord with ARTICLE 15. Buyer accepts title and risk of loss of Plant Produced Oxygen and Liquid Oxygen at this (these) point(s).

    1.13 "Shutdown" means a period of time during which operation of the Oxygen Plant is suspended or reduced pursuant to ARTICLE 11 hereof.

    1.14 "High Pressure Receiver" means the gaseous storage receiver installed hereunder for the storage of Plant Produced Oxygen. The capacity of such vessel is 2,000 cubic feet water volume. At a maximum working pressure of 450 psig, the receiver will have a usable storage capacity of thirty two thousand (32,000 SCF) at an Oxygen Distributing System pressure of one hundred and fifty pounds per square inch gauge (150psig). The maximum instantaneous withdrawal rate of oxygen will be equivalent to 2,000 SCF per minute. The High Pressure Receiver, when filled to its maximum rated capacity, will be capable of supplying oxygen at a withdrawal rate of 2,000 SCF per minute for a sixteen minute period, into the Oxygen Distributing System at a pressure of one hundred and fifty pounds per square inch gauge (150 psig).

    1.15 "Avoided Cost of Electric Power" means that amount of electric power, expressed in terms of kilowatt hours (kwh), that the Oxygen Plant would have consumed while introducing Plant Produced Oxygen into the Oxygen Distributing System. The Avoided Cost of Electric Power shall be calculated by multiplying the amount of Plant Produced Oxygen delivered during an Oxygen Plant Shutdown, times 1.50 kwh/100 cubic feet, times Buyer's average cost of power over the immediately preceding 12-month period, expressed in cents per kwh. EXHIBIT E attached hereto illustrates the intent of the parties with respect to the calculation of the Avoided Cost of Electric Power.

    1.16 "Best Efforts" means that the party referred to as undertaking such efforts (the "Performing Party") shall work earnestly and diligently to achieve the described action or purpose taking into account commercial practicability and emergencies in the public interest, which may

PRAXAIR BUSINESS CONFIDENTIAL                                                3

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otherwise take precedence over the action or purpose in question. Where the
Performing Party is required to use its Best Efforts in the performance of an obligation and it is unable to satisfy such obligation, the Best Efforts obligation shall also include a requirement that the Performing Party demonstrate or furnish such supporting documentation evidencing the efforts undertaken to satisfy such obligations, as such other party may reasonably request.

    1.17 "Material Uncorrected Default" means any act or omission defined as such in the Agreement, or the following:

         (a) If a party shall become bankrupt or insolvent or make an assignment for the benefit of creditors;

         (b) If any creditor appoints a receiver or a receiver manager of the assets or the business of a party or seizes the assets of a party; provided however, that this circumstance shall not be deemed to be a Material Uncorrected Default if such appointment or seizure is effectively stayed and the claims secured thereby are being contested in good faith and by appropriate proceedings;

         (c) A party initiates proceedings for its liquidation, dissolution or winding up;

         (d)  A party ceases to carry on business;

         (e) If the Oxygen Plant is shutdown for any reason, including but not limited to, a contingency as defined in ARTICLE 12, and cannot be, or, has not been rendered operational within four (4) months from the date of the commencement of such event;

         (f) If Seller fails to complete construction of the Oxygen Plant by March 15, 1996, and responsibility for such delay in completion is not attributable either to Buyer, or, as a result of a contingency event as defined in ARTICLE 12.1, provided however, the occurrence of such a delay in completion shall not be a Seller's Material Uncorrected Default if substantially at all times prior to complete construction of the Oxygen Plant, Seller is able to supply Buyer's actual Oxygen requirements, up to the maximum flow rates and in accordance with the other supply parameters described in ARTICLE 2. via the Liquid Oxygen Supply System; and,

         (g) If Buyer fails to make any payment required hereunder within the time specified, and such failure continues for a period of fifteen (15) days after receipt of written notice from Seller.

PRAXAIR BUSINESS CONFIDENTIAL                                                4

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ARTICLE 2 - QUANTITY

    2. 1 Seller will sell and deliver to the Oxygen Delivery Point(s) and Buyer will purchase and receive from Seller, on the terms and conditions hereinafter set forth Buyer's Oxygen Requirements as set forth in this ARTICLE 2.

    2.2 Seller agrees to sell and deliver and Buyer agrees to purchase and receive Oxygen up to the instantaneous rate(s) set forth below:

         Plant Produced Oxygen in; full operation..... 88,000 SCFH

         Liquid Oxygen........As required, in accord with ARTICLE 2.3

    2.3 If, from time to time, Buyer requires Plant Produced Oxygen at instantaneous rates in excess of the rate(s) set forth in ARTICLE 2.2, Seller will deliver to Buyer, and Buyer will purchase and receive such Oxygen to the extent that in Seller's sole discretion such Oxygen is deemed to be available for Buyer from the Liquid Oxygen Supply System at the Oxygen Plant and delivery may be made within the flow and pressure limitations of the equipment installed. Such Oxygen delivery to Buyer above the instantaneous production rates shall be considered Liquid Oxygen. The delivery of Oxygen at the Oxygen Delivery Point(s) constitutes Buyer's purchase thereof Measurement and delivery of Liquid Oxygen is in accord with ARTICLE 4.3.

    2.4 Buyer and Seller agree to meet from time to time to review the maximum instantaneous demand rates and specifications for purposes of determining Buyer's future requirements of Oxygen which are also the subject of this Agreement. Each party agrees to negotiate in good faith for the additional charges and fees pertaining to any additional or upgraded production facilities, equipment, controls, storage vessels and/or plant relocations as such are required. Commencing at any time after two (2) years following the date of First Delivery, Buyer and Seller also agree to negotiate in good faith mutually acceptable changes to this Agreement that may be requested by either party hereto as a result of a significant decrease in Buyer's Oxygen Requirements, (I.E. greater than a fifty percent (50%) reduction in Buyer's average monthly consumption of Oxygen as measured over a twelve (12) month period when compared to the average monthly consumption of Oxygen in the immediately preceding twelve
(12) month period).

    2.5 If Seller is unable to supply and/or deliver Liquid Oxygen to the Liquid Oxygen Supply System in accordance with ARTICLE 2 of this Agreement, to the extent required by Buyer

PRAXAIR BUSINESS CONFIDENTIAL                                                5

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for any reason whatsoever, including but not limited to, for reasons due to a shutdown or a contingency, and for a period of greater than six (6) hours, Buyer shall have the right to obtain any additional Liquid Oxygen it requires from a reputable third party industrial gas supplier and Seller shall, subject to the indemnity and the terms and conditions set forth below, permit such third party industrial gas company to deliver such additional Liquid Oxygen into the Liquid Oxygen Supply System.

         (a) In consideration of Seller granting the rights to Buyer set forth in this ARTICLE 2.5, Buyer shall indemnify and hold harmless Seller from and against all claims, demands, damages, losses, expenses, costs (including legal fees and the costs of experts), penalties and fines which may be made or brought against Seller or which Seller may suffer or incur arising out of or incidental to any deliveries of Liquid Oxygen by third parties into the Liquid Oxygen Supply System.

         (b) ARTICLE 3 shall be inapplicable to any Liquid Oxygen obtained by Buyer from such other third party industrial gas supplier and Seller shall have no liability in connection with any such product.

         (c) Buyer shall obtain such Liquid Oxygen from the other industrial gas supplier at Buyer's sole risk, liability and expense; provided, however, Seller will promptly reimburse Buyer for fifty percent (50%) of any difference in price (such reimbursement to take the form of a credit on the next normally occurring invoice from Seller to Buyer) if the amount of such invoice exceeds the required reimbursement between the contract price set forth in this Agreement and the price charged by such other industrial gas company with respect to the first 88,000 SCFH of Buyer's Oxygen Requirements. Seller's obligation to make such reimbursement is predicated upon Buyer using its Best Efforts to obtain the Liquid Oxygen at or around the price for Liquid Oxygen set forth in this Agreement but taking into account the purity, availability, and delivery schedule for the substitute liquid oxygen.

PRAXAIR BUSINESS CONFIDENTIAL                                                6

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         (d)  Seller has the right to disallow the delivery of Liquid Oxygen from any other person into the Liquid Oxygen Supply System at any time if in Seller's sole judgment, acting reasonably, a situation exists which may result in injury to person or property or damage to the Oxygen Plant.

         (e) After receiving verbal or written notice from Seller that Seller is able to again supply Liquid Oxygen to Buyer, Buyer shall promptly discontinue further deliveries of liquid oxygen from the third party industrial gas supplier except to the extent that Buyer has made a binding commitment to receive such delivery; provided, however, Buyer shall not make any commitment with a third party industrial gas supplier for the supply of liquid oxygen unless it is cancelable upon five (5) days prior written notice.

ARTICLE 3 - OXYGEN SPECIFICATIONS:

    3.1 Plant Produced Oxygen delivered hereunder will be at least ninety percent (90%) pure on a dry basis and will be delivered into the Oxygen Distributing System at a minimum pressure of one hundred and fifty pounds per square inch gauge (150 psig). Oxygen delivered to the Liquid Oxygen Supply System will be at least ninety nine point five percent (99.5%) pure on a dry basis and will be delivered into the Oxygen Distributing System at a minimum pressure of one hundred and forty pounds per square inch gauge (140 PSIG). Seller warrants to Buyer that (i) Seller has good and marketable title to the Oxygen; and (ii) the Oxygen complies with the specifications set forth in this ARTICLE 3.1. Any Oxygen delivered which does not meet the foregoing specification (s) may be rejected by Buyer by providing Seller with verbal notice within eight (8) hours and subsequent written confirmation within forty-eight (48) hours of delivery thereof. No charge will be made for Oxygen so rejected. Seller reserves the right to confirm Buyer's data leading to such rejection. Except in the case of gross negligence or willful misconduct by Seller, no claim of any kind with respect to Oxygen delivered or for the nondelivery thereof hereunder, whether or not based on negligence, warranty, strict liability or any other theory of law will be greater than the purchase price of the quantity of non-conforming Oxygen with respect to which such claim is made. The foregoing represents Buyer's exclusive remedy and Seller's sole obligation, with respect to claims relating to the conformity of Oxygen

PRAXAIR BUSINESS CONFIDENTIAL                                                7

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delivered hereunder. THERE ARE NO EXPRESS WARRANTIES BY SELLER OTHER THAN THOSE
SPECIFIED IN THIS ARTICLE 3.1. NO WARRANTIES BY SELLER (OTHER THAN WARRANTY
OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4 - MEASUREMENT AND DELIVERY

    4.1 Plant Produced Oxygen will be measured by Seller's metering system specified in ARTICLE 15.7. Readings will be corrected to SCF.

    4.2 Seller, at its expense; will test and calibrate Seller's metering equipment quarterly during the first two (2) years of Oxygen Plant operation and thereafter on an annual basis, provided that Seller has demonstrated to Buyer's satisfaction the accuracy of Seller's metering equipment. Buyer may have its representatives present during such tests. Buyer will have the right at any other time to request that Seller test Seller's metering equipment, with reasonable advance notice, Seller will test the metering equipment in the presence of Buyer's representatives, and if the metering equipment is found on such test to be accurate, Buyer will pay Seller the cost and expense of such test, but if found on such test to be inaccurate, then the cost and expense of such test and of correcting the inaccuracy in the metering equipment will be borne by Seller. If on any test the metering equipment is found to be inaccurate, a correcting invoice will be rendered to cover the actual amount of Oxygen delivered to Buyer through the metering equipment for the thirty (30) day period prior to the date on which such test was made, or the period from the date such metering equipment was last tested and considered accurate, whichever period is shorter. If on any test of the metering equipment, its inaccuracy is not over two percent (2%), either high or low, the meter will be considered accurate.
    4.3 Buyer will give Seller reasonable advance notice of the quantities of Liquid Oxygen needed for its use. Seller will exert Best Efforts to deliver such quantities of Oxygen within twenty-four (24) hours after receipt of an order from Buyer. In addition, Seller will have the right to anticipate Buyer's need for Oxygen and make delivery at such times as are consistent

PRAXAIR BUSINESS CONFIDENTIAL                                                8

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with Seller's delivery schedule. The quantities delivered will be measured by
Seller by the method it regularly uses for the type of delivery made.
    4.4 If, at Buyer's request, Seller delivers at any one time less than six thousand (6,000) gallons of liquid Oxygen into the Liquid Oxygen Supply System, Buyer will pay Seller any special expenses incurred. If Buyer at any time restricts access to the Liquid Oxygen Supply System, Buyer will pay Seller any special expenses incurred. Said special expenses could be in the form of a surcharge.

ARTICLE 5 - INSTALLATION AND FIRST DELIVERY

    5.1 Seller and Buyer will endeavor to make and receive the First Delivery of Plant Produced Oxygen on or before February 1, 1996

    5.2 Seller's ability to make the First Delivery of Plant Produced Oxygen on February 1, 1996 is dependent upon Buyer's preparation of the site, and supply of utilities per the schedules set forth in ARTICLE 15 and ARTICLE 17.1. If Seller is unable to make the First Delivery of Plant Produced Oxygen on February 1, 1996, because of Buyer's failure to comply with such schedules, or its acts, omissions, or delay, then Seller shall supply Buyer's Oxygen Requirements by delivery of interim Liquid Oxygen, and the price of such oxygen shall be the price for Liquid Oxygen in ARTICLE 7.1. If Seller is unable to make the First Delivery of Plant Produced Oxygen on February 1, 1996, because of Seller's acts, omissions, or delay, then Seller shall supply Buyer's oxygen requirements by delivery of interim Liquid Oxygen, and the price of such oxygen shall be at the equivalent Plant Produced Oxygen price as adjusted for Buyer's Avoided Cost of Electric Power.

    5.3 Seller shall promptly notify Buyer, in writing, if any act or omission, or delay by Buyer threatens to delay timely completion of the Oxygen Plant so that the First Delivery of Plant Produced Oxygen will not take place on the date required hereunder. In such event, Buyer and Seller shall promptly meet to discuss and develop a mutually agreeable plan with specific division of responsibilities to remedy such delay.

    5.4 The cost of obtaining any permits, if required, for construction and operation of the Oxygen Plant shall be borne equally by both Buyer and Seller. The cost for any future permits which may be required for operation of the Oxygen Plant shall also be shared equally by both Buyer and Seller. Seller will be responsible for obtaining all permits.

PRAXAIR BUSINESS CONFIDENTIAL                                                9

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ARTICLE 6 - DURATION OF AGREEMENT

    6.1 Except as provided in ARTICLES 12.3, this Agreement will be in effect from the date first written above and continue for a period of ten (10) years from the date of First Delivery of Plant Produced Oxygen and will continue in effect thereafter until terminated by either party upon giving not less than twelve (12) months prior written notice of termination to the other party.

    6.2 That any time after two (2) years year following the date of First Delivery of Plant Produced Oxygen hereunder, Buyer no longer has any requirement for oxygen at Buyer's Plant or Buyer's oxygen volume requirements are reduced, (excluding any contingencies which may arise as described in ARTICLE 12), for a continuous twelve (12) month period to less than fifty percent (50%) of Buyer's average monthly consumption of Oxygen (as compared to the average monthly consumption of Oxygen in the immediately preceding twelve (12) month period), ending at any time after such two (2) year period following the date of First Delivery, Buyer shall have the right to request that Buyer and Seller enter into good faith negotiations for a reduced Oxygen supply and the parties shall enter such negotiations. If, after ninety (90) days following Buyer's request for negotiations, Buyer and Seller are unable to reach mutual agreement with respect to the terms and conditions pertaining to a reduced Oxygen supply, and such other issues as the costs associated with removal of the Oxygen Plant and installation of a smaller oxygen delivery facility, then Buyer shall have the right to terminate this Agreement by providing Seller with twelve (12) months prior written notice and paying Seller on the date of termination a cancellation fee computed as follows:

         Cancellation Fee = BMF x K x N

    where:

         BMF is the current Base Monthly Fee in effect upon the date of termination,

         K is equal to 0.40 (40%) during years three, four and five;

         K is equal to 0.20 (20%) during years six through ten; and

         N is equal to one hundred and twenty (120) minus the number of months since date of First Delivery.

    6.3 Any time after five years (5) years following the date of First Delivery of Plant Produced Oxygen hereunder, Buyer shall have the right to terminate this Agreement for any reason by providing Seller with twelve (12) months prior written notice and paying Seller on the date of termination a cancellation fee computed as follows:

PRAXAIR BUSINESS CONFIDENTIAL                                               10

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         Cancellation Fee = BMF x K x N
    where:
         BMF is the current Base Monthly Fee in effect upon the date of termination,

         K is equal to 0.60 (60%); and

         N is equal to one hundred and twenty (120) minus the number of months since Date of First Delivery

    EXHIBIT F is attached hereto and made a part hereof for the purposes of illustrating the intent of the parties with respect to ARTICLE 6.2 AND 6.3.

    6.4 If, at any time following the date of First Delivery of Plant Produced Oxygen hereunder, a party hereto believes in good faith, that there is a Material Uncorrected Default by the other party hereto of any material obligation under this Agreement, the party having such belief shall promptly commence the procedures set forth in ARTICLE 21- DISPUTE RESOLUTION.

ARTICLE 7 - PRICES

    7.1 Upon First Delivery of Plant Produced Oxygen and thereafter for the first twelve month period following First Delivery, Seller will invoice Buyer and Buyer will pay Seller as promptly as possible at the beginning of the following month, for all Plant Produced Oxygen consumed by Buyer in the previous month and all Liquid Oxygen delivered to Buyer in the previous month, in accord with price(s) set forth below, as adjusted under ARTICLE 8 AND 9, plus the amount of any taxes as set forth in ARTICLE 10.

    THE FOLLOWING PRICES WILL BE IN EFFECT DURING THE FIRST
    TWELVE (12) MONTH PERIOD FOLLOWING FIRST DELIVERY:

         Months one (1) through six (6)

         -    PLANT PRODUCED OXYGEN: Months one (1) through six ( 6):

              Base Monthly Fee.................... $0.00/Month

              All Plant Produced Oxygen SCF delivered in each month
              ................................ $0.125/100 SCF

PRAXAIR BUSINESS CONFIDENTIAL                                               11

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         Months seven (7) through twelve (12)

         -    PLANT PRODUCED OXYGEN: Months seven (7) through twelve (12):

              Base Monthly Fee: First 21,759,000 SCF delivered in

              each month........................ $28,000/Month

              All Plant Produced Oxygen Over 21,750,000 SCF delivered in each month........................ $0.125/100 SCF

         -    MONTHS ONE (1) THROUGH TWELVE (12)

              LIQUID OXYGEN:

              First 10,000,000 SCF per month..... $0.29/100 SCF

              All over 10,000,000 SCF per month.. $0.351100 SCF

    7.2 Commencing upon the first anniversary of the date of First Delivery and thereafter, as promptly as possible at the beginning of each month, Seller will invoice Buyer and Buyer will pay Seller for the Plant Produced Oxygen in accord with the prices set forth below in this ARTICLE 7.2 as adjusted under
ARTICLE 8 AND 9, plus the amount of any taxes as set forth in ARTICLE 10, and as promptly as possible at the beginning of the following month, Seller will invoice Buyer and Buyer will pay Seller for all Plant Produced Oxygen over 43,500,000 SCF consumed by Buyer in the previous month and all Liquid Oxygen delivered to Buyer in the previous month, in accord with price(s) set forth below, as adjusted under Article 8 and 9 plus the amount of any taxes as set forth in ARTICLE 10.

               THE FOLLOWING PRICES WILL BE IN EFFECT COMMENCING UPON
                       THE FIRST ANNIVERSARY OF FIRST DELIVERY:

         -    PLANT PRODUCED OXYGEN:

                   Base Monthly Fee: First 43,500,000scf delivered in

                   each month................... $56,000 /Month

                   All Plant Produced Over 43,500,000 SCF delivered in

                   each month................... $0.125/100 SCF


PRAXAIR BUSINESS CONFIDENTIAL                                               12

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         -    LIQUID OXYGEN:

              First 10,000,000 SCF per month...... $0.29/100 SCF

              All over 10,000,000 SCF per month... $0.35/100 SCF

              Pricing specified above in ARTICLE 7.2 for Plant Produced Oxygen and Liquid Oxygen will remain firm for a period of two (2) years from the First Delivery. Thereafter, the prices will be adjusted in accordance with ARTICLE 8 AND 9 with the first price adjustment to commence as of January 1, 1998.

    7.3 Subject to the suspension of Buyer's obligation to pay the Monthly Fee during the first six (6) months following First Delivery, even if Buyer has no requirements or partial requirements for Oxygen during any month, Buyer will pay the Base Monthly Fee for Plant Produced Oxygen, and for any Liquid Oxygen delivered during the previous month, as adjusted under ARTICLES 8 AND 9 respectively, plus the amount of taxes as set forth in ARTICLE 10.

    7.4 Terms of payment will be net cash twenty (20) days following the date of invoice. In the event of a failure by Buyer to pay any invoice within said time period, Seller shall among its legal remedies have the right, if such invoice is not paid within ten (10) days after written notice to Buyer, to (a) assess a late payment charge against the unpaid portion of such invoice amount, at 1.5% per month of the unpaid balance per month until payment is received, provided however, said late charge shall not be higher than that permitted by law, and/or (b) refuse to supply Oxygen except for receipt of cash with order and/or payment in full of outstanding charges and/or (c) suspend this Agreement. In addition, if Buyer falls to make any payment required hereunder within the time specified, and such failure continues for a period of fifteen (15) days after receipt of written notice from Seller, that shall constitute a Buyer Material Uncorrected Default in accord with ARTICLE 1.17(g). Seller will have the right to revise the late payment charge as specified in this ARTICLE 7.4 by giving Buyer thirty (30) days written notice.

    7.5 The parties to this Agreement acknowledge the potential value of Electronic Data Interchange ("EDI") for invoicing and paying of invoices and, therefore, agree that if both parties desire to implement EDI, then Buyer and Seller shall, following the request for EDI implementation, enter into good faith negotiations to implement EDI to provide for Seller to invoice Buyer and Buyer to pay Seller hereunder.

PRAXAIR BUSINESS CONFIDENTIAL                                               13

ARTICLE 8 - ADJUSTMENT OF PLANT PRODUCED OXYGEN PRICE
    8.1  Commencing January 1, 1998 and thereafter on each January and July
1st, Seller shall have the right, subject to a maximum yearly adjustment of two percent (2%), to adjust the price(s) specified in ARTICLE 7.2 for Plant Produced
Oxygen: Base Monthly Fee, First 43,500,000 SCF/month; and Plant Produced Oxygen Over 43,500,000 SCF/month for the term of this Agreement in accordance with the change in the Producer Price Index - Industrial Commodities(1982 = 100), as published by the United States Department of Labor, hereinafter referred to as "PPI" for each of the above specified periods in accord with the following formula:

    New Monthly Price = Base Monthly Price x [0.65 + (0.35 x (Current PPI/Base
    PPI))]

in which the "Base Monthly Price" is the price specified in ARTICLE 7.2 for Plant Produced Oxygen: Base Monthly Fee, First 43,500,000 SCF delivered in month; Base Monthly Price is also the price specified in ARTICLE 7.2 for All Plant Produced Oxygen Over 43,500,000 SCF delivered in month and "Current PPI" is the PPI for the month preceding the effective date of the new monthly fee, during the contract term and "Base PPI" is the PPI for the month of December 1995. If said "PPI" index is revised and published on some basis other than 1982 = 100, the values will be adjusted to the 1982 = 100 base in accordance with such conversion schedule or factor as may be supplied by the Department of Labor. EXHIBIT G IS attached hereto and made a part hereof for the purposes of illustrating the intent of the parties with respect to this ARTICLE 8.

ARTICLE 9 - ADJUSTMENT OF LIQUID OXYGEN PRICE
    9.1  Commencing January 1, 1998 and thereafter on each January and July
1st, Seller shall have the right, subject to a maximum yearly adjustment of four percent (4%), to adjust the price(s) for Liquid Oxygen specified in ARTICLE 7.2 for the term of this Agreement in accordance with the change in the Producer Price Index - Industrial Commodities (1982 = 100), as published by the United States Department of Labor, hereinafter referred to as "PPI" for each of the above specified periods in accord with the following formula:

PRAXAIR BUSINESS CONFIDENTIAL                                               14

    New Liquid Oxygen Price = Base Liquid Oxygen Price x (Current PPI/Base PPI) in which the "Base Liquid Oxygen Price" is the price specified in ARTICLE 7.2 for Liquid Oxygen and "Current PPI" is the PPI for the month preceding the effective date of the New Liquid Oxygen Price during the contract term and "Base PPI" is the PPI for the month of December 1995. If said "PPI" index is revised and published on some basis other than 1982 = 100, the values will be adjusted to the 1982 = 100 base in accordance with such conversion schedule or factor as may be supplied by the Department of Labor. EXHIBIT G is attached hereto and made a part hereof for the purposes of illustrating the intent of the parties with respect to this ARTICLE 9.

ARTICLE 10 - TAXES
    10.1 Seller shall bear and pay all federal, state, and local taxes based upon or measured by its net income, and all general franchise taxes imposed on corporations on account of their existence or their right to transact business.

    10.2 Buyer will pay the amount of any sales, use, or other excise tax imposed upon the Oxygen Plant or upon the purchase of Oxygen Plant equipment, construction and installation by reason of production, storage, sales, transportation, or delivery of Oxygen hereunder. If initially paid by Seller, such tax, shall be invoiced to Buyer as a separate item and paid by Buyer to Seller. If any act or omission caused by Buyer results in any tax or penalties being imposed, Buyer shall hold Seller harmless from and against such interest and penalties. If any act or omission caused by Seller results in any tax or penalties being imposed, Seller shall hold Buyer harmless from and against such interest and penalties.

    10.3 Buyer will pay any property taxes levied on the Oxygen Plant Site(s) and Oxygen Plant equipment. Buyer will reimburse Seller for any property taxes with respect to the Oxygen Plant.

    10.4 The prices set forth in ARTICLE 7. 1 AND 7.2 do not include any taxes, charges, or fees other than those per ARTICLE 10.1. If at any time while this Agreement is in effect any tax, charge, or fee other than as set forth in
ARTICLE 10.1 is newly imposed on Seller by any governmental authority which increases Seller's costs incurred in the production, sale or delivery of Oxygen to Buyer hereunder, or if, due to a rate change or other action of the governmental authority there is an increase in any such tax presently existing, then Buyer will reimburse Seller

PRAXAIR BUSINESS CONFIDENTIAL                                               15
therefore to the extent that Seller can reasonably demonstrate that its cost for production, sale, or delivery hereunder are directly increased thereby.

    10.5 Buyer hereby represents that it is exempt from all sales and use taxes. Buyer will notifY Seller if any change in its tax exempt status occurs.

ARTICLE 11 - SHUTDOWN
    11.1 Seller will have the right from time to time to shut down the production facilities of the Oxygen Plant for such period of time as may be necessary for Seller to make ordinary repairs and for maintenance consistent with proper operation. During any such period, Seller shall deliver into the Liquid Oxygen storage vessel of the Liquid Oxygen Supply System specified in
ARTICLE 1.11, Buyer's requirements of Oxygen for Buyer's Plant in accord with
ARTICLE 2.2 and such Oxygen delivered into the storage vessel shall be priced in accord with ARTICLE 7 as Liquid Oxygen subject to the provisions of ARTICLE 11.2.

    11.2 In the event that the production facilities of the Oxygen Plant are shut down for reasons other than contingency events covered by ARTICLE 12, more than a total of one and a half percent (1.5%) of the time during one (1) calendar year period or prorated portion thereof following the date of First Delivery of Oxygen hereunder, then Buyer shall pay for Oxygen delivered up to 88,000 SCFH at Plant Produced Oxygen pricing specified in ARTICLE 7.2 OR 7.3 as appropriate, plus the Avoided Cost of Electric Power. Any Oxygen Plant shutdowns which are coincident with Buyer not requiring oxygen for Buyer's Mill shall not count as downtime for the purpose of this ARTICLE 11.2. The intent of the parties with respect to this ARTICLE 11.2 is illustrated by EXHIBIT C attached hereto and made a part hereof.

ARTICLE 12 - CONTINGENCIES
    12.1 Neither party hereto will be liable to the other for default or delay in the performance of any of its obligations hereunder (except any obligation to make payment when due other than a situation where the means for making or delivering the payment is experiencing a contingency at the time when due) due to act of God, accident, fire, flood, storm, riot, war, sabotage, explosion, strike, concerted acts of workers, national defense requirement, governmental law, ordinance, rule or regulation whether valid or invalid, extraordinary failure of

PRAXAIR BUSINESS CONFIDENTIAL                                               16
equipment or apparatus, inability to obtain electricity or other type of energy, raw material, labor, equipment or transportation, or any similar or different contingency beyond its reasonable control which would make performance commercially impracticable, whether or not the contingency is of the same class as those enumerated above, it being expressly agreed that such enumeration shall be non-exclusive, provided however, that neither business downturn nor economic conditions will qualify as a contingency within the meaning of this ARTICLE 12.

    12.2 If, for any period, a contingency covered by ARTICLE 12.1 reduces or fully interrupts Seller's Oxygen supply capability at the Oxygen Plant, Buyer's and Seller's commitments under ARTICLE 2 and the prices set forth in
ARTICLE 7.1 AND 7.2 will be inapplicable to the extent of the reduction or interruption in Oxygen supply. Seller will use reasonable efforts to deliver in accord with Buyer's demand any Oxygen which Seller has reasonably available for Buyer from the Liquid Oxygen Supply System and other locations; and Seller will give prompt notice to Buyer of the reduction or interruption. Buyer will accept and pay for any Oxygen so delivered before said notice. Upon receiving said notice, Buyer will advise Seller to discontinue said deliveries or request that they be continued. Seller will continue said deliveries, if so requested, for as long as Seller, in its sole discretion, deems that its own needs and contract commitments to others will permit. Buyer will pay for any Oxygen delivered from other locations pursuant to this ARTICLE 12.2 at the price for Liquid Oxygen plus any additional costs related to special purchase, freight or special handling.

    12.3 During any period that delivery of oxygen is interrupted or reduced due to a contingency affecting Seller's performance hereunder, the duration of this Agreement will be extended for a period equal to one (1) times the duration of the contingency and Seller shall provide to Buyer prompt written notice of such extension. During any period that delivery of oxygen is interrupted or reduced due to a contingency affecting Buyer's performance hereunder, the duration of this Agreement will be extended for a period equal to one (1) times the duration of the contingency.

ARTICLE 13 - LIABILITY AND INSURANCE
    13.1 Buyer acknowledges that there are hazards associated with the storage and handling of Oxygen. Buyer agrees that its personnel concerned with Oxygen are aware of the

PRAXAIR BUSINESS CONFIDENTIAL                                               17
hazards and assumes all responsibility for providing appropriate warnings to its employees, independent contractors and others of all hazards to persons and property in any way connected with Oxygen. Seller will provide Buyer documents, including Seller's Material Safety Data Sheet(s) containing Seller's safety and health information pertaining to Oxygen supplied hereunder and Buyer will incorporate such information into Buyer's safety program. Buyer shall be responsible for complying with all relevant reporting obligations under the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11049 (EPCRA, also known as Title III of the Superfund Amendments and Reauthorization of 1986 (SARA Title III) resulting from the presence at Buyer's Plant of Oxygen supplied under this Agreement. Buyer also assumes all responsibility for the suitability and the results of using Oxygen alone or in combination with other articles or substances and in any manufacturing, medical, or other process or procedure. Except in the case of a willful breach of this Agreement, neither party shall be liable to the other for any incidental, consequential, indirect or special damages hereunder.

    13.2 EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT:
         (a) THE LIABILITY OF BUYER AND SELLER TO THE OTHER PARTY DUE TO ORDINARY NEGLIGENCE WHICH CAUSES THE DESTRUCTION OF OR DAMAGE TO THE PROPERTY OF THE OTHER PARTY SHALL BE (1) APPORTIONED BETWEEN BUYER AND SELLER BASED ON THEIR RELATIVE FAULT, IF ANY, IN SUCH RATIO AS MAY BE MUTUALLY AGREED OR DETERMINED BY BINDING ARBITRATION OR OTHER AGREED UPON MEANS OF ALTERNATE DISPUTE RESOLUTION PURSUANT TO ARTICLE 21 HEREOF, AND (2) LIMITED TO THE ACTUAL COST OF REPAIRING, REPLACING OR RESTORING SUCH PROPERTY I.E. IN SUCH A CASE A PARTY SHALL NOT BE ENTITLED TO RECOVER FROM THE OTHER PARTY FOR BUSINESS INTERRUPTION, LOST PROFITS OR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES.

         (b) SOLELY IN THE CASE OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR WILLFUL BREACH OF THIS AGREEMENT BY A PARTY, THE OTHER PARTY SHALL BE ENTITLED TO RECOVER, IN ADDITION TO THOSE DAMAGES DESCRIBED IN ARTICLE 13.2 (a) FOR BUSINESS INTERRUPTION, LOST PROFITS, INCIDENTAL, CONSEQUENTIAL, AND INDIRECT, DAMAGES. ANY SUCH DAMAGES SHALL BE APPORTIONED BETWEEN BUYER AND SELLER BASED ON THEIR RELATIVE FAULT FOR ANY SUCH GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR WILLFUL BREACH IF ANY, IN SUCH RATIO AS MAY BE MUTUALLY AGREED OR DETERMINED BY BINDING ARBITRATION OR OTHER AGREED UPON MEANS OF ALTERNATE DISPUTE RESOLUTION PURSUANT TO ARTICLE 21 HEREOF. IN NO CASE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY OR PUNITIVE DAMAGES.

PRAXAIR BUSINESS CONFIDENTIAL                                               18

         (c) EACH OF SELLER AND BUYER SHALL CAUSE ITS RESPECTIVE PROPERTY DAMAGE CARRIERS TO WAIVE ITS RIGHTS OF SUBROGATION WITH RESPECT TO THE OTHER PARTY HERETO ONLY.

         (d) ANY DISPUTE UNDER THIS ARTICLE 13.2 SHALL BE RESOLVED THROUGH BINDING ARBITRATION OR OTHER AGREED UPON MEANS OF ALTERNATE DISPUTE RESOLUTION PURSUANT TO ARTICLE 21 HEREOF.


    13.3 Each party hereby agrees to indemnity the other and hold the other party harmless from any actions, lawsuits, demands, claims, losses, expenses, costs, including but not limited to legal fees, and damages, arising from the injury, illness or death of their respective employees while engaged in any activities connected to this Agreement to the extent hereinafter provided in this ARTICLE 13.3.

    In the event a claim, lawsuit or other proceeding (collectively the "Proceeding") for damages arising from personal injury or death resulting from negligence is brought by, on behalf of, or derivative of an employee (including an employee's family members) for Seller or Buyer against the party (either Seller of Buyer) by which he or she is not employed (the "Nonemploying Party") based upon the same accident or related factual circumstances with respect to which the other such party (the "Employing Party") could raise the employers' workers' compensation defense as a bar to such employee's negligence claim or lawsuit against the Employing Party (the "Workers' Compensation Bar"), (i) the Employing Party shall keep the right to raise the Workers' Compensation Bar as a defense to such employee's negligence claim or lawsuit against the Employing Party and (ii) the Nonemploying Party and Employing Party shall have the right to have apportioned between them, based solely on their relative fault, if any, In such ratio as may be mutually agreed or as determined by binding arbitration or other mutually acceptable means of alternate dispute resolution pursuant to
ARTICLE 21, the aggregate cost of (A) all judgments, settlements, legal fees and other costs and expenses, incurred in connection with the Proceeding and (B) all payments made to such employee (including such employee's family members) in any workers' compensation proceeding relating to the same accident or related factual circumstances giving rise to the Proceeding (such aggregate cost of the items described in clauses (A) and (B)being herein collectively called "Damages").

    In the event there is an opportunity to settle the Proceeding and one party (the "Rejecting Party") rejects a settlement offer favored by the other party (the "Favoring Party")

PRAXAIR BUSINESS CONFIDENTIAL                                                 19

(i)(a) the Favoring Party may settle the Proceeding at its own expense, (b) the Rejecting Party shall thereafter bear the burden of proving, in arbitration or other mutually acceptable means of alternate dispute resolution, the extent to which the settlement was unreasonable for the purpose of determining the amount of Damages to be apportioned and (c) such damages shall thereafter be apportioned through arbitration or other mutually acceptable means of alternate dispute resolution or (ii) the Favoring Party may instead allow the Proceeding to continue until it is ultimately disposed of through a judgment or settlement (with the Rejecting Party having the option to assume the control and direction of the defense of such Proceeding if it is not already controlling and directing such defense) and, if the amount of Damages resulting from the Proceeding (exclusive of any Damages in the related workers' compensation proceeding) is greater than the amount of the rejected settlement, that greater amount of ultimately disposing of the Proceeding shall be allocated to the Rejecting Party. If following the rejection by the Rejecting Party of any settlement offer there arises one or more opportunities to settle the Proceeding (1) the parties shall thereafter in each instance again follow the procedures set forth above in this paragraph, and the rejection of any prior settlement opportunities shall no longer be taken into consideration hereunder and (2) in the event a settlement is ultimately accepted by both Seller and Buyer, the Damages shall, in the absence of mutual agreement through good faith negotiation of the parties be apportioned through arbitration or other mutually acceptable means of alternate dispute resolution.

    Arbitration or other mutually acceptable means of alternate dispute resolution pursuant to ARTICLE 21 is the exclusive remedy for determining the reasonableness of the settlement amount to be apportioned and the apportionment of Damages, and neither Seller nor Buyer may enforce its rights under this
ARTICLE 13.3 in any other forum.

    Each of Buyer and Seller shall cause its respective workers' compensation carrier to waive its workers' compensation lien and rights of subrogation with respect to the other party only.

    13.4 Seller shall carry and maintain Workers Compensation Insurance, General Liability insurance and Automobile Liability insurance covering its employees that are working on the Buyer's property and performing the services required by this Agreement. The amount of such coverage shall be as follows:

PRAXAIR BUSINESS CONFIDENTIAL                                                 20

Type of Insurance       Limits per Occurrence    Aggregate Limits
-----------------       ---------------------    ----------------
Workers Compensation    Statutory                Statutory
General liability       $5,000,000               $5,000,000
Automobile liability    $2,000,000               $2,000,000

Seller's liability insurance policies shall add the Buyer as an additional insured only as it pertains to Seller's negligence.

    13.5 Buyer and Seller shall each appoint an individual from their respective financial organizations for the purpose of acting as a "Financial Representative" under this Agreement. Either Buyer or Seller shall have the right to change its appointed Financial Representative by providing notice in accord with this Agreement. The Financial Representatives shall meet in person or by telephone at least once each calendar quarter, or with such frequency as the parties may otherwise agree. At each such meeting Buyer shall furnish to Seller, Buyer's financial statements (which may be its consolidated financial statements) in the form typically prepared for financial institutions.

ARTICLE 14 - CONFIDENTIALITY
    14.1 This Agreement and all drawings, diagrams, specifications, prices, operating data and costs and other materials provided by Seller and identified as confidential and the information therein (hereinafter called "Confidential Information") shall be held confidential by the parties. Confidential Information shall not be reproduced or distributed except, where required by law, to obtain necessary permits, or make filings (and in such case the party obtaining such permit or making such filing shall obtain confidential treatment for such filings or, in the case of a refusal to accord such treatment or a public filing, such party shall obtain the consent of the other party to the use of the information to be disclosed) and to the respective employees of Buyer and Seller who have responsibilities for performance hereunder or who otherwise have a need-to-know for Internal auditing, tax reviews, and other such reasons. In the case of any of the aforementioned disclosures, the parties agree to inform their respective employees and any governmental agencies hat such information is Confidential Information and is to be treated accordingly. All Confidential Information shall be received in confidence and each party shall exercise the same decree of care to hold such information in confidence as it uses with respect to its own trade

PRAXAIR BUSINESS CONFIDENTIAL                                                 21
secrets and/or confidential and proprietary material. Unless otherwise agreed and set forth in a signed writing, the parties agree to keep all such material confidential for a period which shall expire two (2) years after the termination of this Agreement. Neither party shall be obligated to maintain information as confidential that: (a) becomes generally available to the public other than as a result of disclosure by that party or its employees, (b) was known to that party, or its employees prior to the time such information was furnished to that party by the other party as established by credible evidence, or (c) becomes available to that party on a non-confidential basis from a third party who is not under any obligation to maintain the confidentiality of such information. The parties shall each be obligated to take appropriate measures to avoid any improper use, including laws relating to insider trading, of any such Confidential Information including, but not limited to, that information provided pursuant to ARTICLE 13.5 above.

ARTICLE 15 - OXYGEN PLANT SITE
    15.1 Buyer will furnish a mutually acceptable Oxygen Plant Site(s) to Seller approximately one hundred (100) feet by one hundred and twenty (120) feet for the Oxygen Plant and the Liquid Oxygen Supply System, cleared, graded, and free from any toxic or hazardous materials in violation of, or whose presence requires investigation or remediation in accordance with, local, state or federal law, rules or guidance, free from underground or overhead obstructions, and having a load-bearing capacity of twenty-five hundred (2,500) pounds per square foot three (3) feet below grade, with provisions for drainage of surface and rain water, without any charge to Seller. Buyer, at its expense, will prepare and furnish to Seller a drawing no later than September 1, 1995 showing the location of such site. Seller shall within thirty (30) days of first delivery, furnish a drawing specifying the location of the Oxygen Plant on the Oxygen Plant Site and designating the Oxygen Delivery Point. Said drawing will be deemed to be EXHIBIT A to this Agreement.

    15.2 Buyer, at its expense, will perform any soil tests reasonably required by Seller by September 1, 1995.

    15.3 If required, Buyer and Seller shall jointly work together and equally share in the cost of obtaining all necessary federal, state or local permits, licenses and authorizations for construction and operation of the Oxygen Plant no later than November 1, 1995. If subsequent to

PRAXAIR BUSINESS CONFIDENTIAL                                               22
the execution of this Agreement, any new, local, state or federal law, rule, or regulation requires additional permits, licenses, authorizations or rights, Buyer and Seller shall jointly work together and equally share in the cost of obtaining any additional permits, licenses, authorizations or rights. Seller shall be responsible for obtaining such permits. If modifications to the Oxygen Plant, Oxygen Plant Site(s), or Oxygen Plant operations are required due to the above, the cost for modifications will be borne equally by both Buyer and Seller..

    15.4 Buyer, at its expense, will construct, install or cause to be constructed, installed and maintain foundations and foundation pilings (if necessary), security fencing and isolation barriers, hub drains, grounding grid, lighting and gravel as reasonably required by Seller's drawings and design specifications. Seller will provide drawings and specifications no later than September 20, 1995. Buyer will use reasonable effort to complete its preparation of the Oxygen Plant Site(s) and make it then available to Seller no later than November 10, 1995.

    15.5 Buyer, at its expense, will construct, install or cause to be constructed or installed, operate and maintain the Oxygen Distributing System and the High Purity Oxygen Distributing System and extend them to the point(s) on the Oxygen Plant Site(s) which Seller designates. Buyer is responsible for installing and maintaining appropriate pressure relief devices on the Oxygen Distributing System and the High Purity Oxygen Distributing System. The Oxygen Distributing System and High Purity Oxygen Distributing System will remain the property of Buyer at all times. Seller will make the connections between the Oxygen Distributing System, the High Purity Oxygen Distributing System and the Oxygen Plant. Buyer will complete installation of the Oxygen Distribution System for the Oxygen Plant no later than December 1, 1995 and the High Purity Oxygen Distributing System for the Oxygen Plant's Liquid Oxygen Supply System no later than October 15, 1995.

    15.6 Buyer, at its expense, will provide a clear roadway reasonably acceptable to Seller and suitable for access to the Oxygen Plant Site(s) by a tractor trailer sixty (60) feet long and weighing eighty thousand (80,000) pounds, and a right to use Buyer's railroad siding, if necessary and available.

    15.7 Seller, at its expense, will construct, operate, own and maintain the Oxygen Plant on the Oxygen Plant Site(s) and install Seller's metering equipment. The Oxygen Plant and metering equipment will remain the property of Seller at all times, and Seller will remove it within

PRAXAIR BUSINESS CONFIDENTIAL                                               23
six (6) months after the termination or expiration of this Agreement. If required by law, the Seller will remediate any environmental contamination it may have caused at the plant site through its construction and operation of the Oxygen Plant.

    15.8 Buyer will install an Oxygen Plant alarm enunciation panel for the Oxygen Plant no later than January 1, 1996. Such panel shall receive electrical power from a source separate from the Oxygen Plant. The alarm panel shall be monitored by Buyer. Buyer will immediately notify Seller by telephone at a number designated by Seller should any alarm signal be received.

    15.9      Buyer grants Seller an unrestricted right of access twenty-four
(24) hours a day to the Oxygen Plant Site(s) for the term of this Agreement and, thereafter, for the removal of the Oxygen Plant.

    15.10 Buyer will prevent persons other than Seller's representatives or Buyer's employees authorized by Seller from entering the Oxygen Plant Site(s) or altering, repairing or adjusting, or otherwise tampering with the Oxygen Plant. Buyer will prohibit storage of flammable or corrosive materials within two hundred (200) feet of the Oxygen Plant Site(s), unless approved in writing by Seller. Buyer will prohibit smoking or use of open flames by its employees within the area of the Oxygen Plant Site(s). Buyer will provide a fire hydrant within one hundred (100) feet of the Oxygen Plant Site(s) or other fire suppression system reasonably acceptable to Seller and available for use in the protection of the Oxygen Plant.

    15.11 Buyer will hold Seller harmless from and against liens and claims against the Oxygen Plant due to its location on Buyer's premises. Seller will hold Buyer harmless from and against liens and claims against the Oxygen Plant Site(s) and Buyer's Mill due to the location of Seller's Oxygen Plant thereon.

    15.12 Buyer and Seller agree to negotiate, in good faith, any fees associated with modifications to the Oxygen Plant Site(s) requested by Buyer. Ml Oxygen delivered during plant outages for modifications requested by Buyer (other than to effect compliance with this Agreement) will be Liquid Oxygen and the outage will not be considered as shutdown as specified in ARTICLE 11.2.

PRAXAIR BUSINESS CONFIDENTIAL                                               24

ARTICLE 16 - ENVIRONMENTAL CONDITIONS
    16.1 The parties agree that the maximum allowable impurity levels in the inlet air available to the Oxygen Plant for the efficient operation of the Oxygen Plant are set forth in EXHIBIT H. If impurity levels in the inlet air available to the Oxygen Plant exceed the levels set forth in EXHIBIT H and if such impurity levels will affect the safe or reliable operation of the Oxygen Plant or impose or result in additional maintenance, repair, operational or replacement requirements for the Oxygen Plant, then Buyer, upon receipt of written notice from Seller of the existence of such factors shall:

         (a) correct such impurity levels so as to conform with levels set forth in EXHIBIT H; or

         (b) reimburse Seller for the costs of additions or modifications to the Oxygen Plant or its components reasonably necessary to alleviate such conditions for the safe or reliable operation; or

         (c) reimburse Seller for increased Oxygen Plant operational, maintenance, repair or replacement costs attributable to such non-conforming impurity levels.

    16.2 Buyer warrants that there are no toxic or hazardous materials or substances on, in or under the Oxygen Plant Site(s) which would prevent or increase the cost of the construction or operation of the Oxygen Plant or which would cause injury or death to Seller's employees or any other persons on or at the Oxygen Plant Site(s) or which would cause damage or injury to any adjoining property. Buyer shall indemnify and hold Seller harmless from and against any and all claims, liabilities, costs (including attorney's fees), expenses, damages, penalties and fines resulting from any breach of the foregoing warranty or from any toxic or hazardous materials now or hereafter in, on or under the Oxygen Plant Site(s) which did not occur or result directly from any action of Seller.

    16.3 Seller, at its expense, will construct the Oxygen Plant to conform with Occupational Safety and Health Administration (OSHA) requirements related to noise levels. The noise emissions for the Oxygen Plant will not exceed the time weighted average of 85dba at the boundary of the Oxygen Plant Site(s). If for any reason subsequent to the date of this Agreement, any reduction in such noise emission level results in additional maintenance, repair, operational or

PRAXAIR BUSINESS CONFIDENTIAL                                               25
replacement requirements for the Oxygen Plant, then Buyer and Seller shall
(a) equally share in the costs of additions or modifications to the Oxygen Plant or its components reasonably necessary to meet any such reduced noise levels or
(b) equally share in the increased Oxygen Plant operational, maintenance, repair or replacement costs attributable to such factors. At Buyer's request, Seller and Buyer will meet to discuss and evaluate Buyer's and Seller's options hereunder or determine any other mutually acceptable option.

ARTICLE 17 - UTILITIES
    17.1 Buyer, at its expense, will provide facilities to deliver temporary construction power to the point(s) within the Oxygen Plant Site(s) which Seller designates. Buyer, at no cost to Seller, will provide 60 AMP, 480 volt, 3 phase, 60 Hertz service to Seller no later than thirty (30) days after the date of execution of this Agreement.

    17.2 In accord with the specifications set forth in EXHIBIT B to this Agreement, Buyer, at its expense, will provide permanent facilities to deliver electric power to the point(s) on the Oxygen Plant Site(s) which Seller designates and terminate all main electrical supply feeder(s) at Seller's electrical gear and Buyer will also install circuit breaker(s) and other necessary equipment at Buyer's source of power as requested by Seller to protect against short-circuits and overloads in Buyer's feeder and the motor control center of the Oxygen Plant. Buyer will install the necessary underground electrical conduits from Seller's electrical switchgear to the use points in the Oxygen Plant which Seller designates. Electric power shall be available to Seller no later than sixty (60) days prior to the date of First Delivery.

    17.3 Buyer, at its expense, will provide storm and sewer connections at the points on the Oxygen Plant Site(s) designated by Seller, no later than December 1, 1995 and Buyer, at no cost to Seller, shall remove and treat all discharges from the Oxygen Plant in accordance with all applicable federal, state and local laws, rules, and regulations for the term of this Agreement. Said discharges will include process water, air compression condensate, and site runoff.

    17.4      Buyer, at its expense, will install or cause to be installed five
(5) dedicated telephone lines with free access (not connected through a switchboard) at the points within the Oxygen Plant Site(s) designated by Seller and should be in service no later than December 1, 1995. Seller will pay for all use charges associated with the telephone service after installation.

PRAXAIR BUSINESS CONFIDENTIAL                                               26

    17.5 Buyer, at its expense, will provide a three-quarter inch hose bib (3/4 inch) and facilities for potable water supply to the point(s) on the Oxygen Plant Site(s) which Seller designates, no later than November 1, 1995. Buyer will pay for all charges associated with the supply of water.

    17.6 Buyer will provide access to Buyer's existing sanitary facilities twenty-four (24) hours per day for the use by Seller's employees or representatives operating, servicing, maintaining or otherwise involved with the Oxygen Plant.

    17.7 Buyer, at its expense, will provide facilities for the supply of process seal water in accordance with the process water specifications set forth in EXHIBIT D of this Agreement, at a minimum rate equal to twenty gallons per minute (20 gpm), and at a minimum pressure of forty pounds per square inch gauge (40 psig). The process water shall be supplied to the point(s) on the Oxygen Plant Site(s) which Seller designates no later than thirty (30) days prior to the date of First Delivery. Buyer will pay for all charges associated with the supply of water.

ARTICLE 18 - ELECTRIC POWER GUARANTEE
    18.1 At the ambient conditions set forth in ARTICLE 2 and at a Plant Produced Oxygen level of 88,000 SCFH, the production facilities of the Oxygen Plant will utilize no more than 1.50 kwh per 100 cubic feet at a pressure of 150 psig. Electric Power shall mean all power used for supplying Plant Produced Oxygen into the Oxygen Distributing System at 150 psig. (The electric power required for compression of Plant Produced Oxygen into the High Pressure Receiver is not reflected in the 1.50 kwh. Power for compression into the High Pressure Receiver will result in an electric power consumption greater than 1.50 kwh per 100 cubic feet). A power usage test shall be conducted by Seller, at no cost to Buyer, within one hundred and twenty (120) days of First Delivery. The cost of testing shall be borne by Seller. The dates for the test will be mutually selected by Buyer and Seller in order to minimize disruption of their respective operations.

    18.2 The results of the test specified in ARTICLE 18.1 shall be adjusted to the ambient conditions set forth in ARTICLE 3 and an actual power use rate at the selected level of operation shall be derived. Seller shall be deemed to have demonstrated compliance hereunder if during any test performed the adjusted power usage is within five (5%) percent of 1.50 kwh per 100 cubic feet. Should the adjusted power usage exceed the values set forth above by more than five

PRAXAIR BUSINESS CONFIDENTIAL                                               27
percent (5%), Seller shall have the right to modify or replace any equipment as required and to again perform a test at Seller' expense. If Seller cannot correct the operating power, and the power exceeds that set forth in ARTICLE
18.1 by greater than five (5%) percent, Seller at its option shall either make further repairs or adjustments to the Oxygen Plant as necessary, or Seller shall pay Buyer, by a mutually agreed upon method of compensation, the increased costs for electricity resulting from Seller's failure to achieve performance defined as acceptable by ARTICLE 18.1 AND 18.2. Any such compensation will be for a period of time thirty (30) days prior to the date of the test or the date such test was last conducted, whichever period is shorter, and continue until Seller achieves performance as acceptable by ARTICLE 18.1 AND ARTICLE 18.2.

ARTICLE 19 - FAIR LABOR STANDARDS ACT
    19.1 Seller represents that Oxygen delivered to Buyer hereunder will have been produced in compliance with the Fair Labor Standards act of 1938, as amended.

ARTICLE 20 - APPLICABLE LAW
    20.1 This Agreement will be governed by the substantive laws of the State of Texas. Seller will comply with all applicable federal, state and local laws and regulations.

ARTICLE 21 - DISPUTE RESOLUTION
    21.1 Disputes under this Agreement shall be subject to the following procedures:

    (a) In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, or, that its expectation of receiving due performance under this Agreement may be impaired, such party will promptly notify the other party in writing of the substance of its belief The party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either provide evidence of cure of the condition specified, or provide an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and also specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three
(3) dates, and a dispute resolution

PRAXAIR BUSINESS CONFIDENTIAL                                               28
meeting will be held. Buyer and Seller shall each use their Best Efforts to resolve the dispute in a manner consistent with the intent of this Agreement. Each party shall have the right to demand that a representative of the other party having authority to execute amendments to this Agreement be in attendance at all such dispute resolution meetings.

    (b) If the parties cannot (in good faith discussions with each party using their respective Best Efforts) resolve their dispute during said meeting(s), the matter shall be submitted for binding decision in accord with a mutually acceptable form of alternate dispute resolution, or, failing to agree on such mutually acceptable form of alternate dispute resolution in accord with the rules of the American Arbitration Association ("Alternate Dispute Procedure"). If the parties cannot mutually agree upon an arbitration panel of three (3) members, the panel shall be selected by the American Arbitration Association. The place of the hearing and disposition of claims shall be in Chicago, Illinois. The parties shall agree upon procedures for presentation of evidence and witnesses and use of experts, or, in the absence of such agreement, the procedures for presentation of evidence and witnesses and use of experts shall be determined by the arbitration panel. The panel shall be instructed to render a written decision of the matter specifying rights, remedies and damages within an agreed upon time period, and if no time period is agreed upon, it shall be a reasonable time as determined by the panel. The parties shall also agree upon procedures for challenging the decision of the panel, or, if they fail to agree or no agreement is reached, any requests for rehearing or modification of the written opinion shall be at the discretion of the panel. There shall be only one prevailing party with respect to any matter submitted to the panel, whose decision must be based upon a preponderance of the evidence and the applicable law and on the basis of a majority vote of the arbitrators. Until the written decision is issued, each of the parties shall bear one-half of the costs of the Alternate Dispute Procedure. Upon the issuance of the written decision by the panel, the losing party shall, in addition to any damages or other remedies specified, reimburse the prevailing party for all reasonable costs and expenses paid by the prevailing party in connection with the Alternate Dispute Procedure. The award in the Alternate Dispute Resolution shall be final and binding on the parties, and the judgment on such award may be entered in any court having jurisdiction.

PRAXAIR BUSINESS CONFIDENTIAL                                               29

ARTICLE 22 - NOTICES
    22.1 All notices, requests, demands, invoices, and other communications under this Agreement, except those communications pursuant to ARTICLE'S 12.2 AND 2.5 which may be given electronically, telephonically or by facsimile transmission, shall be made in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fourth day after mailing if mailed to the party to whom notice is to be given, by first class mail postage prepaid, and properly addressed as follows:

    To Seller at:  PRAXAIR, INC.
                   P.O.Box 44
                   175 East Park Drive
                   Tonawanda, New York 14151 - 0044
                   Attention: Vice President On - Site Gases
                   Facsimile Telephone # 716-879-7047

    To Buyer at:   Lone Star Steel Company
                   P.O. Box 1000
                   Lone Star, Texas 75668 - 1000
                   Attention: Vice President Primary Operations
                   Facsimile Telephone # 903-656-6571

    Invoices at:   Lone Star Steel Company
                   P.O. Box 1000
                   Lone Star, Texas 75668 - 1000

Either party may change its address(s) for purposes of this Article by giving the other party notice of the new address in the manner set forth above.

ARTICLE 23 - ASSIGNMENT
    23.1 This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto and except as provided below, any assignment of this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, shall be void. Seller may assign its rights under this Agreement, including the rights to receive payments hereunder to a subsidiary, affiliate, partnership, venture or financial institution (but in such case Seller shall remain liable to Buyer for Seller's obligations hereunder). Such assignment

PRAXAIR BUSINESS CONFIDENTIAL                                               30
shall be promptly acknowledged in writing by Buyer after notice of assignment is received from Seller. In addition, Seller may, without Buyer's consent, assign all or part of this Agreement to an affiliate of Seller or any party obtaining substantially all of the business assets of Seller by way of a merger, consolidation or acquisition. Buyer may, without Seller's consent, assign all or part of this Agreement to an affiliate of Buyer or any party obtaining substantially all of the business assets of Buyer by way of a merger, consolidation or acquisition (but in such case Buyer shall remain liable to Seller for Buyer's obligations hereunder).

ARTICLE 24 - PROMOTIONAL USE
    24.1 Upon reasonable advance notice by Seller, Buyer hereby grants to Seller the right to use the Oxygen Plant for promotional purposes including site visits, etc. Specific promotional uses shall be subject to Buyer's approval, provided, however, that such approval shall not be unreasonably withheld, and subject to the parties agreeing to an appropriate access agreement.

ARTICLE 25 - HEADINGS
    25.1 Any headings and the Table of Contents contained in this Agreement are used only as a matter of convenience and reference and are in no way intended to define, limit, expand or describe the scope of this Agreement.

ARTICLE 26 - WAIVER
    26.1 A waiver of any of the terms and conditions hereof shall not be deemed a continuing waiver, but shall apply solely to the instance to which the waiver is directed.

ARTICLE 27 - PRIOR AGREEMENTS
    27.1 This Agreement cancels and supersedes any prior agreement or agreements between Buyer and Seller for delivery of Oxygen to Buyer's Plant, but this Agreement shall not be construed as a renunciation or discharge of any claim in damages for an antecedent breach.

PRAXAIR BUSINESS CONFIDENTIAL                                               31

ARTICLE 28 - ENTIRE AGREEMENT
    28.1 The entire Agreement is contained herein. There are no other promises, representations or warranties affecting this Agreement, and any other or different terms and conditions in any purchase orders issued or accepted hereunder shall be deemed null and void. Neither of the parties shall be bound by any terms, conditions, decisions, definitions, warranties or representations with respect to the subject matter hereof other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in a writing duly signed by the parties to be bound thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


LONE STAR     STEEL COMPANY            PLAXAIR, INC.

By: /s/ Gary E. Braun                  By:  /s/ J.E. Gonzalez
    --------------------------------       -----------------------------------
    Gary E. Braun                          J.E. Gonzalez
    --------------------------------       -----------------------------------
Title: Vice President, Manufacturing   Title: V.P. American On-Site Group
     -------------------------------       -----------------------------------
Date:                                  Date: 2/7/96
     -------------------------------       -----------------------------------


PRAXAIR BUSINESS CONFIDENTIAL                                               32

                                      EXHIBIT A
                   SITE LOCATION AND OXYGEN DELIVERY POINT DRAWING

                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


Final "As built" drawing to be supplied thirty (30) days of First Delivery and inserted in Agreement as EXHIBIT A.


PRAXAIR BUSINESS CONFIDENTIAL

                                      EXHIBIT B

                         SPECIFICATIONS FOR ELECTRICAL POWER

                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                    LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


ELECTRICAL POWER

The electrical power supply shall have the capability to permit starting the largest motor across the line without causing a voltage drop in excess of 15 percent (15%) at the Oxygen Plant switchgear. The largest motors will be:

    Vacuum Pump Motor        4160 volts, 1250 horsepower

The voltage variation shall not be more than PLUS OR MINUS 10%. The supply shall be 60 hertz, 3 phase, wye connected. Above 600 volts, the wire shall be resistance grounded. Below 600 volts, the wire shall be solid grounded. The supply voltage unbalance between phases shall not be greater than PLUS OR MINUS 1% for both steady-state and instantaneous conditions, except for fault conditions. The supply voltage drop shall not exceed a maximum of 25% and the duration will not exceed 0.17 seconds. The supply voltage sine wave harmonic distortion shall not exceed 5% total and 3% for any individual harmonic per the prevailing IEEE Standard: "Guidelines with Regard to Limiting Harmonic Voltage Distortion Factor." The electric power supply will be protected from electrical short circuits and overloads by the electric power supplier. All feeders shall be terminated at the oxygen plant electrical gear.


PRAXAIR BUSINESS CONFIDENTIAL

                                     EXHIBIT C
                          LONE STAR STEEL BILLING EXAMPLES

                           ATTACHED TO AND MADE A PART OF
                              OXYGEN SUPPLY AGREEMENT
                                      BETWEEN
                                  LONE STAR STEEL
                                        AND
DATE of FIRST DELIVERY:           PRAXAIR, INC.
1 February 1996

                                      Feb-July 96     August-Jan 97      Feb 97         Mar 97         Apr 97         May 97
                                                                         ------         ------         ------         ------
                                         note 1          note 2
Hrs per Mon                                   730               730         672            744            720            744
Tot Yr hrs                                   8760              8760        8760           8760           8760           8760
Total dn time hrs/mon                           0                 0          14              6             35              0
   Praxair caused Dntime                        0                 0          14              6             35              0
   Lone Star Steel Caused downtime              0                 0           0            1.6              0           11.5
   contingency Downtime                         0                 0           0              0              0              0
Total % Dn Time/mon                         0.00%             0.00%       2.08%          0.81%          4.86%          0.00%
Praxair Cum Dn time Hrs/yearly basis            0                 0          14             20             55             55
Praxair Cum % DnTime/yearly basis           0.00%             0.00%       0.16%          0.22%          0.61%          0.61%


Pit produced GOZ first: 43.5mmcf/mon           $0                $0     $56,000        $56,000        $56,000        $56,000
   Pit produced G02 > 43.5mmcf/mon         $0.125            $0.125      $0.125         $0.125         $0.125         $0.125
Liquid Oxygen cost
   First 10,000,000 cf/mon                 $0.290            $0.290      $0.290         $0.290         $0.290         $0.290
   All Over 10,000,000 cf/mon              $0.350            $0.350      $0.350         $0.350         $0.350         $0.350
Avoided cost of Electric Power             $0.041            $0.041      $0.041         $0.041         $0.041         $0.041

Volume consumed by LSS
----------------------
LSS Monthly Plant Produced Oxy
   consumed                            26,280,000        34,164,000  37,632,000     47,616,000     55,440,000     33,480,000
LSS vol consumed during Praxair
   caused Down                                  0                 0     784,000        384,000      2,695,000              0
ACEP volume                                     0                 0           0              0              0              0
LSS vol consumed during LSS
   caused Downtime                              0                 0           0        102,400              0        517,500
High Purity (99.5%) Liquid Oxygen       4,106,250         4,836,250   5,376,000      6,696,000      6,696,000      6,547,200
Contingency Volume (ie:Power failure)           0                 0           0              0              0              0
TOT GOZ to be invoiced =
   Contingency vol +LSS DnTmVol+        4,106,250         4,836,250   6,160,000      7,182,400      9,391,000      7,064,700
   Px DnTmVol>1.5%+H

INVOICE TO LONE STAR STEEL
   Oxy Pit Monthly Facility Fee
      (note 1                                  $0           $28,000     $56,000        $56,000        $56,000        $56,000
   Pit Prod Go2 All volumes               $32,850            n/a         n/a            n/a            n/a            n/a
   Pit Prod GO2 > 21.750mmcf/mon           n/a              $15,518      n/a            n/a            n/a            n/a
   Pit Prod GO2 > 43.5mmcf/mon                 $0           n/a              $0         $5,145        $14,925             $0
   LO2:  First 10,000,000 scf/mon         $11,908           $14,025     $17,864        $20,829        $27,234        $20,488
   LO2:  All Over 10,000,000 scf/mon           $0                $0          $0             $0             $0             $0
   ACEP                                        $0                $0          $0             $0             $0             $0
                                               --                --          --             --             --             --
   Total invoice to Lone Star Steel       $44,758           $57,543     $73,864        $81,974        $98,159        $76,488

                                           June 97         July 97       Aug 97        Sept 97         Oct 97         Nov 97
                                           -------         -------       ------        -------         ------         ------
                                           note 3                                      note 4
Hrs per Mon                                    720             744          744            720            744            720
Tot Yr hrs                                    8760            8760         8760           8760           8760           8760
Total Dn time hrs/mon                           10              48           21           12.5           14.6            7.1
   Praxair caused Dntime                         7              48           42           12.5           14.6            7.1
   Lone Star Steel Caused downtime               0               4            0              0              0              0
   Contingency Downtime                          3               0            0              0              0              0
Total % Dn Time/mon                          1.39%           6.45%        2.82%          1.74%          1.96%          0.99%
Praxair Cum Dn Time Hrs/yearly basis            65             113          134          146.5          161.1          168.2
Praxair Cum % Dntime/yearly basis            0.72%           1.26%        1.49%          1.63%          1.79%          1.87%



Pit produced GOZ first: 43.5mmcf/mon       $56,000         $56,000      $56,000        $56,000        $56,000        $56,000
   Pit produced G02 > 43.5mmcf/mon          $0.125          $0.125       $0.125         $0.125         $0.125         $0.125
Liquid Oxygen cost
   First 10,000,000 cf/mon                  $0.290          $0.290       $0.290         $0.290         $0.290         $0.290
   All Over 10,000,000 cf/mon               $0.350          $0.350       $0.350         $0.350         $0.350         $0.350
Avioded cost of Electric Power              $0.041          $0.041       $0.041         $0.041         $0.041         $0.041

Volume consumed by LSS
----------------------
LSS Monthly Plant Produced Oxy
   consumed                             57,600,000      66,960,000   43,598,400     50,400,000     49,104,000     35,280,000
LSS vol consumed during Praxair
   caused Down                             560,000       4,320,000    2,461,200        875,000        963,600        347,900
ACEP volume                                      0               0            0        875,000        963,600        347,900
LSS vol consumed during LSS
   caused Downtime                               0         360,000            0              0              0              0
High Purity (99.5%) Liquid Oxygen        6,192,000       6,696,000    7,440,000     12,960,000      5,170,800      5,848,560
Contingency Volume (ie:Power failure)      240,000               0            0              0              0              0
TOT GOZ to be invoiced =
   Contingency vol LSS DnTmVol+          6,752,000      11,376,000    9,901,200     12,960,000      5,170,800      5,848,560
    +Px DnTmVol>1.5%+H

INVOICE TO LONE STAR STEEL

   Oxy Pit Monthly Facility Fee
      (note 1                              $56,000         $56,000      $56,000        $56,000        $56,000        $56,000
   Pit Prod Go2 All volumes                 n/a             n/a          n/a            n/a            n/a            n/a
   Pit Prod GO2 > 21.750mmcf/mon            n/a             n/a          n/a            n/a            n/a            n/a
   Pit Prod GO2 > 43.5mmcf/mon             $17,625         $29,325         $123         $8,625         $7,005             $0
   LO2:  First 10,000,000 scf/mon          $19,581         $35,000      $28,713        $35,000        $14,995        $16,961
   LO2:  All Over 10,000,000 scf/mon            $0              $0           $0        $10,360             $0             $0
   ACEP                                         $0              $0           $0           $359           $359           $143
                                                --              --           --           ----           ----           ----
   Total invoice to Lone Star Steel        $93,206        $120,325      $84,836       $109,985        $78,000        $72,961


                                            Dec 97        Jan 1998    July 1998       Jan 1999      July 1999
                                            ------
                                           note 5          note 3      note 3          note 4        note 4
Hrs per Mon                                    744             744          744            744            720
Tot Yr hrs                                    8760            8760         8760           8760           8760
Total Dn time hrs/mon                          300            27.9          2.6              0           12.3
   Praxair caused Dntime                         0            23.4            0              0           12.3
   Lone Star Steel Caused downtime             300             4.5          2.6              0              0
   Contingency Downtime                        300               0            0              0              0
Total % Dn Time/mon                         40.32%           3.75%        0.35%          0.00%          1.71%
Praxair Cum Dn Time Hrs/yearly basis         206.2               0            0              0           38.7
Praxair Cum % Dntime/yearly basis            2.30%           0.00%        0.00%          0.00%          0.43%



Pit produced GOZ First: 43.5mmcf/mon       $56,000         $56,458      $56,686        $57,129        $57,419
   Pit produced G02 > 43.5mmcf/mon          $0.125          $0.125       $0.127         $0.127         $0.128
Liquid Oxygen cost
   First 10,000,000 cf/mon                  $0.290          $0.297       $0.300         $0.300         $0.309
   All Over 10,000,000 cf/mon               $0.350          $0.358       $0.362         $0.362         $0.372
Avoided cost of Electric Power              $0.041          $0.043       $0.043         $0.044         $0.044


Volume consumed by LSS
----------------------
LSS Monthly Plant Produced Oxy
   consumed                             43,896,000      58,776,000   62,868,000     62,868,000     64,080,000
LSS vol consumed during Praxair
   caused Down                                   0       1,848,600            0              0      1,094,700
ACEP volume                                      0               0            0              0              0
LSS vol consumed during LSS
   caused Downtime                      17,700,000         355,500      219,700              0              0
High Purity (99.5%) Liquid Oxygen        7,017,408       7,017,408    7,017,408      7,017,408      6,791,040
Contingency Volume (ie:Power failure)   17,700,000               0            0              0              0
TOT GOZ to be invoiced =
   Contingency vol LSS DnTmVol+         24,717,408       9,221,508    7,237,108      7,017,408      7,885,740
    +Px DnTmVol>1.5%+H

INVOICE TO LONE STAR STEEL
   Oxy Pit Monthly Facility Fee
      (note 1                              $56,000         $56,458      $56,686        $57,129        $57,419
   Pit Prod Go2 All volumes                 n/a             n/a          n/a            n/a            n/a
   Pit Prod GO2 > 21.750mmcf/mon            n/a             n/a          n/a            n/a            n/a
   Pit Prod GO2 > 43.5mmcf/mon                $495         $19,095      $24,597        $24,597        $26,342
   LO2:  First 10,000,000 scf/mon          $35,000         $27,388      $21,711        $21,052        $24,367
   LO2:  All Over 10,000,000 scf/mon            $0              $0           $0             $0             $0
   ACEP                                         $0              $0           $0             $0             $0
                                                --              --           --             --             --
   Total invoice to Lone Star Steel        $91,495        $102,941     $102,995       $102,779       $108,128

 NOTES:
Note 1: Examples illustrates that during First 6 month Oxygen Plant operation (Feb 96 thru July 96) no Take or Pay Monthly Fac Fee; all Pit Produced Oxy volume is billed at $0.125/100 scf.
Note 2: Example illustrates that during Second 6 month Oxygen Plt operation (Aug 96 thru Jan 97) $28,000 Take or Pay Monthly Fac Fee for first 21,750,000 scfm and $0.125/100 scf for all over.
Note 3: Example illustrates a Power failure that caused the Oxy Plt to be shutdown for 3 hours. LSS continued to operate during that period and 240,000 scf consumed is billed at LO2 price.
Note 3: Examples illustrates that first repricing became effective on Jan 1, 1998, using Dec 1997 as PPic and Dec 1996 as PPib (see Exhibit H) Second repricing became effective on July 1, 1998 using June 1988 as PPic and Dec 1997 as PPib (see Exhibit H)
Note 4: Example illustrates that Px has exceeded its Calendar year 1.5% Downtime cap and LSS no longer is invoiced Liquid Oxygen price for Px caused downtime.
Note 5: Example illustrates that LSS has a contingency event and consumed 17,700,000 scf during that event which will be priced at LO2 price.

                                      EXHIBIT D
                           SPECIFICATIONS FOR PROCESS WATER

                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


SPECIFICATIONS FOR PROCESS WATER


Industrial grade treated seal water is necessary for proper operation of the Oxygen Plant. Its constituents should be at lesser concentrations than shown in the following list.


                                  SEAL WATER
                                  ----------
PH                                6 to 8 PH
Total Suspended Solids            20 ppm
Total Dissolved Solids            200 ppm
Total Alkalinity (as CaCO(3))     100 ppm
Total Hardness (as CaCO(3))       140 ppm
Calcium (as CaCO(3))              70 ppm
Manganese                         0.02 ppm
Iron                              0.2 ppm
Chlorides                         15 ppm
Silica (as SiO(2))                10 ppm
COD                               40 ppm
BOD(5)                            5 ppm
Oil and Grease                    5 ppm
Toxic and Hazardous Substances    Below Detection Limits


This is a partial listing of possible chemical constituents. If available water is of questionable quality or does not meet the above requirements, a water analysis needs to be evaluated with Praxair to determine its impact on Oxygen Plant performance.


PRAXAIR BUSINESS CONFIDENTIAL

                                      EXHIBIT E
                                AVOIDED COST OF POWER

                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


THE AVOIDED COST OF ELECTRICAL POWER SHALL BE CALCULATED IN ACCORDANCE WITH THE FOLLOWING FORMULA:

         $ ACEP = (BO2) x (SE) x ($/KWH)
    WHERE:
         $ ACEP is the avoided cost of electrical power expressed in terms of dollars
         $/KWH is Buyer's average cost of electrical power expressed in terms of $/kwh (note 1)
         SE is Seller's Energy utilization expressed in terms of kwh/100 SCF and is 1.50kwh/100 SCF
         BO2 is the amount of oxygen Buyer consumes while Sellers Oxygen Plant is Shutdown

EXAMPLE: During a billing month Seller incurred five plant shutdowns. Seller caused three of the shutdowns due to mechanical problems. One shutdown was caused by inability of Buyer to supply required utilities and one was caused by a contingency.

    SHUTDOWN CAUSE           DURATION       OXYGEN CONSUMED
    --------------           --------       ---------------
    Seller mechanical        10.0 hrs       662,500
    Seller mechanical        4.0 hrs        220,000
    Seller mechanical        3.2 hrs        218,700
    Buyer caused             6.0 hrs        386,890
    Contingency              1.5 hrs         95.678 (note 2)
                                            ---------------
                                            1,583,768  TOTAL OXYGEN
                                            (95,678)   LESS CONTINGENCY
                                            (386 890)  LESS BUYER CAUSED
                                                       SHUTDOWNS
                                            ---------
                                            1,101,200  BO2


EXAMPLE CALCULATION "A":
Billing example where both Buyer and Seller caused downtime exist and also a contingency event occurred during the month. For example purposes only, $/KWH is assumed to be $0.031/kwh and BO2 is 1,101,200 cf


PRAXAIR BUSINESS CONFIDENTIAL

     $ ACEP    =    (BO2) x (SL) x ($/kwh)

               =    (1,101,200) x (1.50/100) x ($0.031)
               =    $512.05

Seller shall invoice Buyer $ 512.05 on the monthly invoice for the Avoided Cost of Electrical Power.


EXAMPLE CALCULATION "B"

Billing Example where Seller, through no fault of Buyer does not make First Delivery as specified in ARTICLE 5.2 and is one month late. During that one month period Buyer consumed 30,240,000 SCF of Oxygen for use in its Electric Arc Furnace and 4,360,000 SCF in its high Purity use points. All Oxygen was delivered by Seller from the Liquid Oxygen Storage System. Seller will invoice Buyer and Buyer will pay Seller as follows

     EAF OXYGEN

     $/100 SCF of ACEP equals =    (1.50/100) x ($0.031)

                              =    $0.047/100 SCF of Oxygen

     Invoice = (30,240,000SCF x $0.125/100) + (30,240,000 x SCF x $0.047/100)

             = ($37,800) + ($14,212)

             = $52,012

     HIGH PURITY OXYGEN

     $/100 SCF of Liquid Oxygen = $0.29/100

     INVOICE:  =    (4,360,000 SCF x $0.29/100)

               =    $12,644

TOTAL INVOICE TO BUYER = $52,012 + $12,644

                       = $64,656

NOTES:

NOTE 1: Contingency, Buyer caused shutdown volumes and Force Majeure are billed at Liquid Oxygen Price and not used in calculation of ACEP.


    NOTE 2: Buyer shall provide to Seller, in written form, by January 1st of each year, Buyer's average cost of electrical power, which shall be used in the calculation of the Avoided Cost of Electrical Power for that calendar year.


PRAXAIR BUSINESS CONFIDENTIAL

8Feb 1996                             EXHIBIT F
LSSEXH_F                     CANCELLATION FEE CALCULATION
Cancellation Fee
                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.

Date of First Delivery  1 February 1996
Basic term Ends         1 February 2006

Cancellation Fee = BMF x K x N
    where:
         BMF is the current Base Monthly Fee in effect upon the date of termination,
         K under Article 6.2 is equal to 0.40 during years 3,4,5
         and 0.20 during years 6 to 10
         K under Article 6.3 is equal to 0.60 during years 6 to 10
         N is equal to the number of months remaining to the end of the basic term of the Agreement

Contract year            0         1         2         3         4         5         6        7        8         9        10
Calendar Year          1995     1996      1997      1998      1999      2000      2001     2002     2003      2004      2005
Date of Termination
  (note 1)                      n/a        n/a  1Aug1998  1Feb1999 25Nov2000 1June2001 1Jan2002 8July2003 31May2004  1Mar2005

K factor    Article 6.2         n/a        n/a       0.4      0.4        0.4      0.2       0.2      0.2        0.2       0.2
K factor    Article 6.3         n/a        n/a       n/a      n/a        n/a      0.6       0.6      0.6        0.6       0.6

"BMF" (example only) $56,000  $56,000   $56,000   $56,392 $56,956    $56,814  $57,950   $59,109  $60,291    $61,497   $62,419
"N"                              n/a        n/a        90      84         62       56        49       30         20        11

Cancellation Fee in
  accord with Art 6.2 (Note 2    n/a        n/a   $2,030,112 $1,913,719 $1,408,976 $649,038 $579,266  $361,746  $245,987  $137,322
Cancellation Fee in
  accord with Art 6.3 (Note 2    n/a        n/a       n/a       n/a        n/a   $1,947,113 $1,737,799 $1,085,238 $737,962 $411,967


NOTES:
Note 1: Buyer must provide Seller with 12 months prior written notice of the Date of Termination.
Note 2: Seller will invoice Buyer and Buyer will pay Seller on date of termination, net fifteen (15) days.

                                      EXHIBIT G
                        LONE STAR STEEL REPRICING CALCULATION

                           ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


           Contract Year             1         2         3         4         5         6         7         8         9         10

   FACILITY FEE                1 Feb 96  1 Jan 97  1 Jan 98  1 Jan 99  1 Jan 00  1 Jan 01  1 Jan 02  1 Jan 03  1 Jan 04  1 Jan 05
                               --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Base Monthly Fee                           n/a      $56,000   $56,000   $56,000   $56,000   $56,000   $56,000   $56,000   $56,000
 2% annual Max Price Adj
 Factor                                    n/a        1.040     1.061     1.082     1.104     1.126     1.149     1.172     1.195
Maximum Monthly Fac Fee                    n/a      $56,240   $59,427   $60,614   $61,830   $63,067   $64,327   $65,615   $66,926

   LO2 PRICE
Base: First 10,000,000 scf/mon   $0.290    $0.290    $0.290    $0.290    $0.290    $0.290    $0.290    $0.290    $0.290    $0.290
 4% annual Max Price Adj
 Factor                                    n/a        1.082     1.125     1.170     1.217     1.265     1.316     1.369     1.423
Maximum Mon First 10,000,000
scf Price                                  $0.290    $0.314    $0.326    $0.339    $0.353    $0.367    $0.382    $0.397    $0.413

Base All Over 10,000,000
scf/mon                          $0.350    $0.350    $0.350    $0.350    $0.350    $0.350    $0.350    $0.350    $0.350    $0.350
 4% annual Max Price Adj
Factor                                     n/a        1.082     1.125     1.170     1.217     1.265     1.316     1.369     1.423
Maximum Mon All Over
10,000,000 scf Price                       $0.350    $0.379    $0.394    $0.410    $0.426    $0.443    $0.461    $0.479    $0.498


FACILITY FEE EXAMPLE
   Base PP is Dec 1995  125.5            1 Jan 97  1 Jan 98  1 Jan 99  1 Jan 00  1 Jan 01  1 Jan 02  1 Jan 03  1 Jan 04  1 Jan 05
                                         --------  --------  --------  --------  --------  --------  --------  --------  --------
   PPlc (Example only)                      128.0     131.5     134.0     133.5     132.9     129.4     130.6     171.0     175.6
Repricing Formula Adjuster =
(0.65 + (0.35*(PPlc/PPlb)))                 1.007     1.017     1.024     1.022     1.021     1.011     1.014     1.127     1.140
Calculated Monthly Facility
Fee                                        n/a      $56,937   $57,327   $57,249   $57,156   $56,609   $56,796   $63,106   $63,824
Max Allowable Contract Monthly
Facility Fee                               n/a      $58,240   $59,427   $60,614   $61,830   $63,067   $64,327   $65,615   $66,926
Facility Fee to be billed to
Buyer                                          $0   $56,937   $57,327   $57,249   $57,156   $56,609   $56,796   $63,106   $63,824


LO2 PRICE EXAMPLE
FIRST 10,000,000 SCF
   Base PPl is Dec 1995 125.5            1 Jan 97  1 Jan 98  1 Jan 99  1 Jan 00  1 Jan 01  1 Jan 02  1 Jan 03  1 Jan 04  1 Jan 05
                                         --------  --------  --------  --------  --------  --------  --------  --------  --------
   PPlc (Example only)                      128.0     131.5     134.0     133.5     132.9     129.4     130.6     171.0     175.6
Repricing Formula Adjuster =
(PPlc/PPlb)                                 1.020     1.048     1.068     1.064     1.059     1.031     1.041     1.363     1.399
Calculated First 10,000,000
scf/mon Price                              $0.296    $0.304    $0.310    $0.306    $0.307    $0.299    $0.302    $0.395    $0.406
Max Allowable First 10,000,000
scf/mon                                    $0.350    $0.379    $0.394    $0.410    $0.426    $0.443    $0.461    $0.479    $0.496
LO2 Price for First 10,000,000
scf/mon
to be billed to Buyer                      $0.296    $0.304    $0.310    $0.308    $0.307    $0.299    $0.302    $0.395    $0.406

LO2 PRICE EXAMPLE
ALL OVER 10,000,000 SCF
   Base PPl is Dec 1995 125.5            1 Jan 97  1 Jan 98  1 Jan 99  1 Jan 00  1 Jan 01  1 Jan 02  1 Jan 03  1 Jan 04  1 Jan 05
                                         --------  --------  --------  --------  --------  --------  --------  --------  --------
   PPlc (Example only)                      128.0     131.5     134.0     133.5     132.9     129.4     130.6     171.0     175.6
Repricing Formula Adjuster =
(PPlc/PPlb)                                 1.020     1.048     1.068     1.064     1.059     1.031     1.041     1.363     1.399
Calculate All Over 10,000,000
scf/mon Price                              $0.357    $0.367    $0.374    $0.372    $0.371    $0.361    $0.364    $0.477    $0.490
Max Allowable All Over
10,000,000 scf/mon                         $0.350    $0.379    $0.394    $0.410    $0.426    $0.443    $0.461    $0.479    $0.498
LO2 Price for All Over
10,000,000 scf to be billed
to Buyer                                   $0.350    $0.367    $0.374    $0.372    $0.371    $0.361    $0.364    $0.477    $0.490

                                      EXHIBIT H
                             AIR QUALITY-IMPURITY LEVELS

                            ATTACHED TO AND MADE A PART OF
                               OXYGEN SUPPLY AGREEMENT
                                       BETWEEN
                                   LONE STAR STEEL
                                         AND
                                     PRAXAIR INC.


COMPONENT                    MAXIMUM, CONTINUOUS AMOUNT PPM VOL.

Hydrogen                                           10
Carbon Monoxide                                    35
Carbon Dioxide                                     350
Acetylene                                          1.0
Ethane                                             0.1
Ethylene                                           5.0
Propylene                                          0.2
Propane                                            --
C4 and Heavier Hydrocarbons                        0.1
Sulfur Dioxide                                     0.1
Hydrogen Sulfide                                   0.05
Mercaptans                                         0.1
Ammonia                                            1.0
Total Chlorides                                    --
NOX                                                0.05
Other Impurities                                   --
Particulars                                        2.5 mg/m(3)


PRAXAIR BUSINESS CONFIDENTIAL